Filed Pursuant to Rule 424(b)(5)
Registration No. 333-180218

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities and are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion

Preliminary prospectus supplement dated February 12, 2013

Prospectus supplement

(To prospectus dated March 19, 2012)

$

National Fuel Gas Company

    % Notes due 2023

National Fuel Gas Company (“National”) is offering $         principal amount of     % notes due 2023, which National refers to in this prospectus supplement as the “notes.” National will pay interest on the notes on and              of each year, beginning on                     , 2013. The notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The notes will mature on                     , 2023. National may redeem some or all of the notes at any time or from time to time at the redemption prices discussed in this prospectus supplement under the heading “Description of the Notes—Optional Redemption.” If a change of control triggering event as described in this prospectus supplement under the heading “Description of the Notes—Change of Control Offer” occurs, National may be required to offer to repurchase the notes from the holders.

The notes will constitute National’s direct unsecured general obligations and will rank equally with all of National’s other unsecured and unsubordinated debt from time to time outstanding.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange.

Investing in the notes involves certain risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement.

	Per note	Total

Public offering price(1)%		$
Underwriting discount	%	$
Proceeds, before expenses, to National	%	$

(1)	Plus accrued interest from February , 2013, if settlement occurs after that date.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about February     , 2013.

Joint Book-Running Managers

J.P. Morgan	US Bancorp	Wells Fargo Securities

HSBC

February     , 2013

Prospectus Supplement

Prospectus

About this prospectus supplement

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding the notes offered hereby. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not, and the underwriters are not, making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus supplement to the terms “we,” “us,” “National,” the “Company” or other similar terms mean National Fuel Gas Company and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

Where you can find more information

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, which we refer to as the Exchange Act. We file reports, proxy statements and other information with the U.S. Securities and Exchange Commission, which we refer to as the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information about the Public Reference Room. You may also inspect our SEC reports and other information at our web site at http://www.natfuel.com. We do not intend for information contained in our web site to be part of this prospectus supplement or the accompanying prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus.

Information we incorporate by reference

The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

•	we can disclose important information to you by referring you to those documents; and

•

information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus and incorporated filings.

We incorporate by reference the documents listed below that we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2012;
•	our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2012; and
•	our Current Report on Form 8-K filed on December 26, 2012.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement. We will not, however, incorporate by reference in this prospectus supplement or the accompanying prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus supplement unless, and except to the extent, specified in such Current Reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address or telephone number:

National Fuel Gas Company

6363 Main Street

Williamsville, New York 14221

Attention: Corporate Secretary

Telephone: (716) 857-7000

Safe harbor for forward-looking statements

Some of the statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. Words such as “anticipate,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “predict,” “project,” “believe,” “seek,” “will,” “may,” and similar expressions, are forward-looking statements and accordingly involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. National’s expectations, beliefs and projections are expressed in good faith and are believed by National to have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors and matters discussed elsewhere herein, the following are important factors that, in the view of National, could cause actual results to differ materially from those discussed in the forward-looking statements:

•

Factors affecting National’s ability to successfully identify, drill for and produce economically viable natural gas and oil reserves, including among others geology, lease availability, title disputes, weather conditions, shortages, delays or unavailability of equipment and services required in drilling operations, insufficient gathering, processing and transportation capacity, the need to obtain governmental approvals and permits, and compliance with environmental laws and regulations;

•

Changes in laws, regulations or judicial interpretations to which National is subject, including those involving derivatives, taxes, safety, employment, climate change, other environmental matters, real property, and exploration and production activities such as hydraulic fracturing;

•	Changes in the price of natural gas or oil;

•	Impairments under the SEC’s full cost ceiling test for natural gas and oil reserves;

•	Uncertainty of oil and gas reserve estimates;

•	Significant differences between National’s projected and actual production levels for natural gas or oil;

•	Changes in demographic patterns and weather conditions;

•	Changes in the availability, price or accounting treatment of derivative financial instruments;

•

Governmental/regulatory actions, initiatives and proceedings, including those involving rate cases (which address, among other things, allowed rates of return, rate design and retained natural gas), environmental/safety requirements, affiliate relationships, industry structure, and franchise renewal;

•

Delays or changes in costs or plans with respect to National’s projects or related projects of other companies, including difficulties or delays in obtaining necessary governmental approvals, permits or orders or in obtaining the cooperation of interconnecting facility operators;

•

Financial and economic conditions, including the availability of credit, and occurrences affecting National’s ability to obtain financing on acceptable terms for working capital, capital expenditures and other investments, including any downgrades in National’s credit ratings and changes in interest rates and other capital market conditions;

•	Changes in economic conditions, including global, national or regional recessions, and their effect on the demand for, and customers’ ability to pay for, National’s products and services;

•	The creditworthiness or performance of National’s key suppliers, customers and counterparties;

•	Economic disruptions or uninsured losses resulting from major accidents, fires, severe weather, natural disasters, terrorist activities, acts of war, cyber attacks or pest infestation;

•

Changes in price differential between similar quantities of natural gas at different geographic locations, and the effect of such changes on the demand for pipeline transportation capacity to or from such locations;

•	Other changes in price differentials between similar quantities of oil or natural gas having different quality, heating value, geographic location or delivery date;

•	Significant differences between National’s projected and actual capital expenditures and operating expenses;

•

Changes in laws, actuarial assumptions, the interest rate environment and the return on plan/trust assets related to National’s pension and other post-retirement benefits, which can affect future funding obligations and costs and plan liabilities;

•	The cost and effects of legal and administrative claims against National or activist shareholder campaigns to effect changes at National;

•	Increasing health care costs and the resulting effect on health insurance premiums and on the obligation to provide other post-retirement benefits; or

•	Increasing costs of insurance, changes in coverage and the ability to obtain insurance.

For a discussion of these risks and other factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see “Risk Factors” in this prospectus supplement. National disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Summary

National Fuel Gas Company

National, incorporated in 1902, is a holding company organized under the laws of New Jersey. National is engaged in the business of owning and holding securities issued by its subsidiaries.

National and its subsidiaries comprise a diversified energy company consisting of four business segments:

•	the Utility segment, which sells natural gas and provides natural gas transportation services through a local distribution system located in western New York and northwestern Pennsylvania;

•	the Pipeline and Storage segment, which provides interstate natural gas transportation and storage services;

•

the Exploration and Production segment, which is engaged in the exploration for, and the development and purchase of, natural gas and oil reserves in California, in the Appalachian region of the United States and in Kansas; and

•

the Energy Marketing segment, which markets natural gas to industrial, wholesale, commercial, public authority and residential customers primarily in western and central New York and northwestern Pennsylvania.

National’s other businesses are engaged in natural gas gathering and processing and the marketing of timber.

National’s principal executive offices are located at 6363 Main Street, Williamsville, New York 14221 and its telephone number is (716) 857-7000.

The offering

Issuer	National Fuel Gas Company

Notes Offered	$ aggregate principal amount of % Notes due 2023

Maturity Date	, 2023

Interest Payment Dates	and , beginning on , 2013

Use of Proceeds	National intends to use the net proceeds from the issuance and sale of the notes for general corporate purposes, including to refund $250.0 million of its 5.25% Notes due March 2013 and to reduce short-term debt. See “Use of Proceeds” in this prospectus supplement.

Optional Redemption	At National’s option, any or all of the notes may be redeemed, in whole or in part, at any time prior to , 2023 (three months prior to maturity), at the redemption price discussed in this prospectus supplement under the heading “Description of the Notes—Optional Redemption,” which includes a make-whole premium, plus accrued but unpaid interest, if any, to, but not including, the redemption date. If National elects to redeem the notes at any time on or after , 2023 (three months prior to maturity), the notes will be redeemable, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes then outstanding to be redeemed, plus accrued but unpaid interest, if any, to the redemption date.

Ranking	The notes will constitute National’s direct unsecured general obligations and will rank equally with all of National’s other unsecured and unsubordinated debt from time to time outstanding.

Change of Control	If a change of control triggering event as described in this prospectus supplement under the heading “Description of the Notes—Change of Control Offer” occurs, each holder of the notes may require National to repurchase all or a portion of such holder’s notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase.

Further Issuances of Notes	National may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes offered hereby and otherwise identical in all respects to the notes offered hereby (except for the issue price, the date from which interest first accrues and, if applicable, the first interest payment date). Such additional notes will form a single series with the notes offered hereby provided such additional notes are fungible with the notes offered hereby for U.S. federal income tax purposes.

Denomination and Form	National will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except in limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	See “Risk Factors” beginning on page S-11 in this prospectus supplement and other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

Summary financial data

The following summary financial data is qualified in its entirety by, and should be considered in conjunction with, the more detailed information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus.

	(In thousands)
	Three months ended December 31,		Fiscal year ended September 30,
	2012	2011	2012	2011	2010

Summary of Operations:

Operating revenues	$452,854	$432,423	$1,626,853	$1,778,842	$1,760,503
Net income available for common stock	$67,944	$60,699	$220,077	$258,402	$225,913

Ratio of earnings to fixed charges

The following table shows National’s ratio of earnings to fixed charges for the periods indicated:

Three months ended December 31,	Fiscal year ended September 30,

2012	2012	2011	2010	2009	2008

5.15x	4.63x	6.05x	4.71x	2.77x	6.69x

For the purpose of calculating the ratio of earnings to fixed charges, “Fixed Charges” represent the sum of interest expense, excluding any amounts recorded in interest expense as allowance for borrowed funds used in construction or amortization of loss on reacquired debt, and an estimate of the interest within rental expense. “Earnings” represents the amount resulting from adding the following items: pretax income from continuing operations before adjustment for income or loss from equity investees (unconsolidated subsidiaries), fixed charges (as defined in the previous sentence), and distributed income of equity investees (unconsolidated subsidiaries).

Capitalization

The following table shows National’s consolidated capitalization and short-term debt at December 31, 2012.

	(In thousands, except percentages)
	At December 31, 2012	Percent

Capitalization:
Comprehensive shareholders’ equity	$2,016,210	63.7%
Long-term debt, net of current portion	$1,149,000	36.3%

Total capitalization	$3,165,210	100%

Short-term debt, including current portion of long-term debt	$488,000

Risk factors

General

Investing in the notes involves risks. In addition to the risks disclosed below, you should review all the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in the notes. In particular, you should carefully consider the risks and uncertainties discussed in National’s Annual Report on Form 10-K for the year ended September 30, 2012, including under “Risk Factors” in Item 1A of Part I of such report, which is incorporated herein by reference. See “Where You Can Find More Information” and “Information We Incorporate By Reference.”

National’s credit ratings could negatively affect National’s ability to access capital.

In the event of a downgrade in National’s credit ratings, National’s interest cost on debt issued could increase and its availability of money from banks, commercial paper purchases and other sources could be negatively impacted.

National cannot assure you that an active trading market will develop for the notes.

The notes constitute a new issue of securities with no established trading market and will not be listed on any securities exchange. Each of the underwriters has informed National that it intends to make a market in the notes after this offering is completed. However, the underwriters are not obligated to make a market in the notes and may cease their market-making at any time without notice.

The market price of the notes will fluctuate.

Any material differences between National’s actual results and historical results contained in National’s annual, quarterly and current reports filed with the SEC and incorporated by reference in the accompanying prospectus could have a significant adverse impact on the market price of the notes, assuming a market for the notes develops.

Likewise, any downgrade of National’s credit ratings could have a significant adverse impact on the market price of the notes, assuming a market for the notes develops.

The notes will be effectively subordinated to the liabilities of National’s subsidiaries.

Because National is a holding company, the notes will be effectively subordinated to the existing and future liabilities of National’s subsidiaries. National conducts all of its operations through its subsidiaries, thus its ability to meet its obligations under the notes will be dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to National. Holders of the notes will generally have a position junior to claims of creditors of National’s subsidiaries, including trade creditors of and holders of indebtedness issued by any such subsidiary and preferred stockholders of the subsidiaries of National. No subsidiary currently has (i) outstanding shares of preferred stock or (ii) any outstanding long-term debt other than to National.

National may not have sufficient funds to repurchase the notes upon a change of control triggering event and this covenant provides limited protection to investors.

Holders of the notes may require National to repurchase their notes upon a “change of control triggering event” as defined under “Description of Notes—Change of Control Offer.” National cannot assure you that National will have sufficient financial resources, or will be able to arrange sufficient financing, to pay the purchase price of the notes, particularly if a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, National’s other then existing debt.

The change of control offer covenant is limited to the transactions specified in “Description of Notes—Change of Control Offer.” National has no present intention to engage in a transaction involving a change of control triggering event, although it is possible that National could decide to do so in the future. National could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control triggering event under the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise materially adversely affect National’s capital structure or credit ratings.

The indenture does not restrict the amount of additional debt that National may incur.

The notes and the indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by National. National’s incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for National to satisfy its obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

Use of proceeds

National estimates the net proceeds from this offering will be approximately $         million after deducting the underwriting discount and estimated expenses payable by National. National intends to use the net proceeds from the issuance and sale of the notes for general corporate purposes, including to refund $250.0 million of its 5.25% Notes due March 2013 and to reduce short-term debt.

Pending final use, we may invest the net proceeds from this offering in short-term investment grade, interest-bearing securities.

Description of the notes

The following description of the particular terms of the notes supplements and supersedes, to the extent inconsistent, the description of the general terms and provisions of the notes set forth under “Description of Debt Securities” in the accompanying prospectus, to which reference is hereby made. Certain capitalized terms used and not defined in this prospectus supplement are defined under “Description of Debt Securities” in the accompanying prospectus.

General

The notes will be issued as a series of debt securities under an indenture, dated as of October 1, 1999, between National and The Bank of New York Mellon (formerly The Bank of New York), as trustee. An officer’s certificate will supplement the indenture and establish the specific terms of the notes. The notes will be issued only in book-entry form, that is as one or more global certificates registered in the name of DTC or its nominee, and in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The notes will not be entitled to the benefit of any sinking fund, which means that National will not deposit money on a regular basis into any separate custodial account to repay your notes.

Interest and payment

Each note will bear interest at     % per year, payable semi-annually in arrears on              and              of each year. Interest on the notes will initially accrue from (and including) the date of original issuance. The record date for interest payable on any interest payment date on the notes shall be the close of business (1) on the business day immediately preceding such interest payment date so long as the notes remain in book-entry form or (2) on the 15th calendar day before each interest payment date if the notes do not remain in book-entry form. See “—Book-Entry Only Issuance—The Depository Trust Company.”

Interest accrued on the notes that is payable at maturity or earlier redemption will be payable to the persons entitled to payment of principal as a result of maturity or redemption, as the case may be. The initial interest payment date will be                     , 2013, and the payment on that date will include all interest accrued from, and including, the date of original issuance. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period shorter than a full calendar month, on the basis of the actual number of days elapsed. In the event that any interest payment date is not a business day, then payment of the interest will be made on the next business day, without any interest or other payment in respect of the delay. In addition, if there has been a default in the payment of interest on any note, the defaulted interest may be payable to the holder of the note as of the close of business on a date selected by the trustee not more than 15 days and not less than 10 days prior to the date proposed by National for payment of this defaulted interest, and not less than 10 days after the receipt by the trustee of National’s notice of the proposed payment, or in any other lawful manner as provided in the Indenture.

Maturity

The entire principal amount of the notes, unless previously redeemed or otherwise repaid, will mature and become due and payable, together with any unpaid interest accrued to (but

excluding) the maturity date, on     , 2023. In the event that the maturity date or any redemption date is not a business day, then payment of principal and any interest will be made on the next business day, without any interest or other payment in respect of the delay.

Ranking

The notes will constitute National’s direct unsecured general obligations and will rank equally with all of National’s other unsecured and unsubordinated debt from time to time outstanding.

Further issuances of notes

National may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes offered hereby and otherwise identical in all respects to the notes offered hereby (except for the issue price, the date from which interest first accrues and, if applicable, the first interest payment date). Such additional notes will form a single series with the notes offered hereby provided such additional notes are fungible with the notes offered hereby for U.S. federal income tax purposes.

Optional redemption

The notes will be redeemable by National, in whole or in part, at its option, at any time prior to             , 2023 (three months prior to maturity), at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal of and interest on the notes being redeemed (excluding the portion of any such interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus     %;

plus, in each case, accrued but unpaid interest on those notes to, but not including, the redemption date.

At any time on or after             , 2023 (three months prior to maturity), the notes will be redeemable by National, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes then outstanding to be redeemed, plus accrued but unpaid interest to, but not including, the date of redemption.

National will provide written notice of its intent to redeem the notes not less than 30 nor more than 60 days prior to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (ii) if National obtains fewer than              such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by National.

“Reference Treasury Dealer” means a primary U.S. Government securities dealer in New York City appointed by National.

“Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by National, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to National by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

If, at the time notice of redemption is given, the redemption moneys are not held by the trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice shall be of no effect unless such moneys are so received. If the redemption notice is given and funds deposited as required by the Indenture, then interest will cease to accrue on and after the redemption date on the notes or portions of notes called for redemption. If any redemption date is not a business day, National will pay the redemption price on the next business day without any interest or other payment due to the delay. If National does not deposit redemption moneys on or before the date fixed for redemption, the principal amount of the notes called for redemption will continue to bear interest at the rate indicated on the cover of this prospectus supplement until paid.

Change of control offer

If a change of control triggering event occurs, unless National has exercised its option to redeem such notes as described above, National will be required to make an offer (a “change of control offer”) to each holder of the notes to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in such notes. In the change of control offer, National will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the date of repurchase (a “change of control payment”), subject to the right of holders of record on the applicable record date to receive interest due on the next interest payment date.

Within 30 days following any change of control triggering event or, at National’s option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase such notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “change of control payment date”). The notice, if mailed prior to the date of consummation of the change of control, will state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the applicable change of control payment date.

Upon the change of control payment date, National will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered and not withdrawn pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

National will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by National and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, National will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

National will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any securities laws or regulations conflict with the change of control offer provisions of the notes, National will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the change of control offer provisions of the notes by virtue of any such conflict.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of National’s assets and the assets of National’s subsidiaries, taken as a whole, to any person, other than National or one of National’s subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of National’s outstanding voting stock or other voting stock into which National’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) National consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, National, in any such event pursuant to a transaction in which any of National’s outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of National’s voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person, measured by voting power rather than number of shares, immediately after giving effect to such transaction; or (4) the adoption of a plan relating to National’s liquidation or dissolution.

The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“change of control triggering event” means the occurrence of both a change of control and a rating event.

“Fitch” means Fitch Inc., or any successor thereto.

“investment grade rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by National.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“rating agencies” means (1) each of Fitch, Moody’s and S&P and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of National’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by National (as certified by a resolution of National’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“rating event” means the rating on the notes is lowered by at least two of the three rating agencies and the notes are rated below an investment grade rating by at least two of the three rating agencies, in any case on any day during the period (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) commencing 60 days prior to the first public notice of the occurrence of a change of control or National’s intention to effect a change of control and ending 60 days following consummation of such change of control.

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor thereto.

“voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Unless National defaults in the change of control payment, on and after the change of control payment date, interest will cease to accrue on the notes or portions of the notes tendered for repurchase pursuant to the change of control offer.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of National’s assets and the assets of National’s subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require National to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of National’s assets and those of National’s subsidiaries taken as a whole to another person or group may be uncertain.

Book-entry only issuance—The Depository Trust Company

DTC will act as the initial securities depository for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global note certificates will be issued, representing in the aggregate the total principal amount of the notes, and will be deposited with the trustee on behalf of DTC.

The following is based upon information furnished by DTC:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Direct and Indirect Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org. The contents of such websites do not constitute part of this Prospectus Supplement.

Purchases of notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of notes (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners are, however, expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased notes. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to

Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of interest of each Direct Participant in such notes to be redeemed.

Although voting with respect to the notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to National as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from National or the trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name,” and will be the responsibility of such Direct or Indirect Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Except as provided herein, a Beneficial Owner of a global note will not be entitled to receive physical delivery of notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global note.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, certificates for the notes will be required to be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the notes. The Company understands, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of the Company’s decision, but will only withdraw beneficial interests from a global note at the request of each Direct or Indirect Participant. In that event, certificates for the notes will be printed and delivered to the applicable Direct or Indirect Participant.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that National believes to be reliable, but neither National nor any underwriter takes any responsibility for the accuracy thereof. National has no responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Certain U.S. federal tax considerations for U.S. holders

The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders (as defined below) of the purchase, ownership and disposition of the notes. It is included herein for general information only and does not address all tax considerations that may be relevant to investors in the notes in light of their personal investment circumstances or that may be relevant to certain types of investors subject to special treatment under U.S. income tax laws (for example, financial institutions, tax-exempt organizations, insurance companies, real estate investment trusts, regulated investment companies, persons that are broker-dealers, traders in securities who elect the mark-to-market method of accounting for their securities, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, foreign persons and entities, corporations that accumulate earnings to avoid U.S. federal income tax, entities or arrangements treated for U.S. federal income tax purposes as partnerships and other flow-through entities, investors in partnerships or other pass-through entities or persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction). The discussion set forth below is limited to U.S. Holders (as defined below) who purchase the notes for cash at the initial “issue price” (i.e., the first price to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, at which a substantial amount of the notes is sold for money) and who hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

In addition, this discussion does not address the tax consequences to non-U.S. persons, or the effect of federal alternative minimum tax, gift or estate tax laws, or any state, local or foreign tax laws. Persons considering the purchase, ownership or disposition of the notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. Furthermore, the discussion below is based upon provisions of the Code, the legislative history thereof, U.S. Treasury regulations promulgated thereunder and administrative rulings and judicial decisions in effect as of the date hereof. Such authorities may be repealed, revoked or modified (including changes in effective dates, and possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

For purposes of the following discussion, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of source; or

•

a trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes owns any of the notes, the tax treatment of a partner of such entity will generally depend upon the status of the partner and the activities of the partnership. Entities and arrangements treated as partnerships for U.S. federal income tax purposes, and partners in such partnerships, should consult their own tax advisors.

Payments of interest

It is anticipated, and this discussion assumes, that the notes will be issued at par or at a discount that is “de minimis” for U.S. federal income tax purposes. Subject to the discussion below under “Additional Payments,” payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary interest income at the time such interest is received or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Additional payments

In certain circumstances (see “Description of the Notes—Optional Redemption” and “Description of the Notes—Change of Control Offer”), National may be obligated to pay amounts in excess of stated interest or principal on the notes. The obligation to make such payments may implicate the provisions of U.S. Treasury regulations relating to “contingent payment debt instruments.” If the notes were deemed to be contingent payment debt instruments, a U.S. Holder might be required to accrue income on the holder’s notes in excess of stated interest, and to treat as ordinary income, rather than capital gain, any income realized on the taxable disposition of a note before the resolution of the contingencies. According to current U.S. Treasury regulations, the possibility that any such payments in excess of stated interest or principal will be made will not cause the notes to be treated as contingent payment debt instruments if, as of the date the notes were issued, there is only a remote chance that such payments will be made, the amount of such payments is incidental or certain other exceptions apply. National believes that the potential or actual payment of these amounts will not cause the notes to be treated as contingent payment debt instruments. National’s determination is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable U.S. Treasury regulations. National’s determination is not, however, binding on the Internal Revenue Service (the “IRS”), and if the IRS were to challenge this determination, the tax consequences to a U.S. Holder could differ materially and adversely from those discussed herein. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Purchasers of notes are advised to consult their own advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Sale, redemption or other taxable disposition of notes

Upon the sale, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between (1) the amount realized on such disposition and (2) such holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in the note generally will equal the amount paid for the note. Gain or loss recognized by a U.S. Holder in respect of the disposition generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of such disposition. A U.S. Holder that is not a corporation may be entitled to preferential treatment for net long-term capital gains. The ability of a U.S. Holder to offset capital losses against ordinary income is limited. Notwithstanding the foregoing, any amounts realized in connection with any sale, redemption or other taxable disposition with respect to accrued interest not previously includible in income will be treated as ordinary interest income.

Medicare tax

For taxable years beginning after December 31, 2012, certain U.S. Holders who are individuals, estates or trusts will be subject to a 3.8% Medicare tax on the lesser of (i) the U.S. Holder’s “net investment income” for the relevant taxable year (undistributed net investment income in the case of an estate or trust) and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). You are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Information reporting and backup withholding

Payments of interest made by National on, or the proceeds of the sale or other disposition of, the notes will be subject to information reporting to the IRS unless the U.S. Holder is an exempt recipient (such as a corporation) and may be subject to U.S. federal backup withholding, currently at a rate of 28%, if the recipient of the payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Backup withholding does not represent an additional income tax. Any amount withheld under the backup withholding rules is allowable as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign account tax compliance act

Recently enacted legislation and IRS guidance regarding foreign account tax compliance imposes a 30% withholding tax on interest paid after December 31, 2013 and gross proceeds (including principal payments) from the disposition of certain debt instruments paid to certain foreign entities after December 31, 2016 unless various information reporting and other requirements are satisfied. Although the withholding tax does not apply to debt instruments outstanding as of January 1, 2014, and hence will generally not apply to the notes, certain account information with respect to U.S. Holders who hold the notes through certain foreign financial institutions may nonetheless be reported to the IRS under this legislation. Investors should consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, TO BE TAX OR OTHER LEGAL ADVICE TO ANY PARTICULAR INVESTOR IN OR HOLDERS OF NOTES. PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION AND THE POTENTIAL EFFECT OF CHANGES IN APPLICABLE TAX LAW.

Underwriting

Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement between National and the underwriters, for whom J.P. Morgan Securities LLC, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC are acting as representatives, National has agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase from National the principal amount of the notes offered hereby set forth opposite its name below:

Underwriter	Principal amount of notes

J.P. Morgan Securities LLC	$
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
HSBC Securities (USA) Inc.
Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all the notes if any are taken.

National and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments National or the underwriters may be required to make in respect of those liabilities.

Commissions and discounts

Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement, and to dealers at that price less a concession not in excess of     %, of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of     % the principal amount of the notes to other dealers. If all the notes are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms.

National’s expenses in connection with the offer and sale of the notes, other than the underwriting discount, are estimated to be $        .

New issue of securities

The notes are a new issue of securities with no established trading market. National does not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. National has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market-making at any time without notice. National cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price stabilization and short positions

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than the underwriters are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases to peg, fix or maintain the price of the notes.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

Neither National nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither National nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters have in the past engaged, and the underwriters and their respective affiliates expect in the future to engage, in transactions with, and have provided, and may in the future provide, various financial advisory, commercial banking and investment banking services for, National and National’s affiliates, for which they have in the past received, and will in the future receive, customary fees.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of National or National’s affiliates. Certain of the underwriters and their affiliates that have a lending relationship with National routinely hedge, and certain other of those underwriters may hedge, their credit exposure to National consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in National’s securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The information incorporated in this prospectus supplement and the accompanying prospectus by reference to National’s Annual Report on Form 10-K for the year ended September 30, 2012, relating to the oil and gas reserves of Seneca Resources Corporation, has been so incorporated in reliance on the audit report of Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm, given on the authority of said firm as experts in petroleum engineering.

Legal matters

The validity of the notes and certain other matters will be passed upon for us by Jones Day, Cleveland, Ohio. Matters of New Jersey law, including the incorporation of National, will be passed upon only by Lowenstein Sandler LLP, Roseland, New Jersey. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Hunton & Williams LLP.

PROSPECTUS

National Fuel Gas Company

DEBT SECURITIES

COMMON STOCK

STOCK PURCHASE CONTRACTS

and

STOCK PURCHASE UNITS

National Fuel Gas Company may periodically sell any or all of the following securities to the public:

•	debt securities;

•	common stock;

•	stock purchase contracts; and

•	stock purchase units.

National Fuel Gas Company will provide specific terms of its securities, including their offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

National Fuel Gas Company’s common stock is listed on the New York Stock Exchange and trades under the symbol “NFG.”

Investing in the securities involves risks. See “Risk Factors” on page 4 for information on certain risks related to the purchase of securities.

National Fuel Gas Company may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The “Plan of Distribution” section on page 21 of this prospectus also provides more information on this topic.

National Fuel Gas Company’s principal executive offices are located at 6363 Main St., Williamsville, New York 14221 and its telephone number is (716) 857-7000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 19, 2012.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or any accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus and any accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstance in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or any accompanying prospectus supplement, nor any sale made under this prospectus or any accompanying prospectus supplement shall, under any circumstances, create any implication that there has been no change in the affairs of National Fuel Gas Company since the date of this prospectus or any accompanying prospectus supplement or that the information contained or incorporated by reference in this prospectus or any accompanying prospectus supplement is correct as of any time subsequent to the date of such information.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that National Fuel Gas Company (“National”) has filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, National may sell the securities or combinations of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that National may offer. Each time National sells securities, National will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

References in this prospectus and the prospectus supplement to “National” are to National Fuel Gas Company, National Fuel Gas Company and its subsidiaries or National Fuel Gas Company’s subsidiaries as appropriate in the context of the disclosure.

RISK FACTORS

In considering whether or not to purchase securities of National, you should carefully consider the risks described under “Risk Factors” in any prospectus supplement and in the documents National incorporates by reference in this prospectus and any prospectus supplement, as well as the other information included or incorporated by reference in this prospectus and any prospectus supplement.

NATIONAL FUEL GAS COMPANY

National, incorporated in 1902, is a holding company organized under the laws of New Jersey. National is engaged in the business of owning and holding securities issued by its subsidiaries.

National and its subsidiaries comprise a diversified energy company consisting of four reportable business segments:

•	the Utility segment, which sells natural gas and provides natural gas transportation services through a local distribution system located in western New York and northwestern Pennsylvania;

•	the Pipeline and Storage segment, which provides interstate natural gas transportation and storage services;

•

the Exploration and Production segment, which is engaged in the exploration for, and the development and purchase of, natural gas and oil reserves in California and in the Appalachian region of the United States; and

•

the Energy Marketing segment, which markets natural gas to industrial, wholesale, commercial, public authority and residential customers primarily in western and central New York and northwestern Pennsylvania.

National’s other businesses are engaged in the marketing of timber and in the development and operation of natural gas processing and pipeline gathering facilities in the Appalachian region.

National’s principal executive offices are located at 6363 Main Street, Williamsville, New York 14221 and its telephone number is (716) 857-7000.

WHERE CAN YOU FIND MORE INFORMATION

National files annual, quarterly and other reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Information about National is also available on National’s website, www.natfuel.com. Other than any SEC filings incorporated by reference in this prospectus, the information available on National’s website is not part of this prospectus or any prospectus supplement thereto.

INCORPORATION BY REFERENCE

National discloses important information to you by referring you to documents that it has filed with the SEC that are “incorporated by reference” in this prospectus. The information incorporated by reference is an important part of this prospectus. Information that National files in the future with the SEC will automatically update and supersede the information included in this prospectus and will also automatically update and supersede any information previously incorporated by reference. National incorporates by reference the documents listed below and any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), excluding information deemed furnished and not filed, until this offering is terminated:

•	Annual Report on Form 10-K for the year ended September 30, 2011 (filing date of November 23, 2011);

•	Quarterly Report on Form 10-Q, as amended, for the quarter ended December 31, 2011 (filing dates of February 3, 2012 and February 7, 2012); and

•

Current Reports on Form 8-K filed with the SEC on December 1, 2011, December 5, 2011, December 22, 2011, January 9, 2012 (to the extent filed under Items 1.01 and 2.03), January 17, 2012, February 23, 2012 and March 13, 2012 (to the extent filed under Items 5.02 and 5.07).

You may request a copy of these filings, at no cost, by writing or calling Paula M. Ciprich, Secretary, National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221; telephone number (716) 857-7548.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges for the periods indicated:

	Fiscal Years Ended September 30,
Three Months Ended December 31, 2011	2011	2010	2009	2008	2007
5.95	6.24	4.71	2.77	6.69	5.41

For the purpose of calculating the ratio of earnings to fixed charges, “Fixed Charges” represent the sum of interest expense, excluding any amounts recorded in interest expense as allowance for borrowed funds used in construction or amortization of loss on reacquired debt, and an estimate of the interest within rental expense. “Earnings” represents the amount resulting from adding the following items: pretax income from continuing operations before adjustment for income or loss from equity investees (unconsolidated subsidiaries), fixed charges (as defined in the previous sentence), and distributed income of equity investees (unconsolidated subsidiaries).

USE OF PROCEEDS

Except as may otherwise be set forth in an applicable prospectus supplement, the proceeds from the sale of these securities may be used to reduce short-term indebtedness, to redeem or discharge indebtedness, to finance a portion of National’s capital expenditures, for corporate development purposes, including, without limitation, acquisitions made by or on behalf of National or its subsidiaries, and for other general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

General

The following description sets forth certain general terms and provisions of National’s unsecured debt securities, consisting of debentures and medium-term notes, that National may offer by this prospectus. National will describe the particular terms of the debt securities, and provisions that vary from those described below, in one or more prospectus supplements.

The debt securities will be National’s direct unsecured general obligations. The debt securities will be senior debt securities. National may issue the debt securities from time to time in one or more series, under an indenture, dated as of October 1, 1999, between National and The Bank of New York Mellon (formerly The Bank of New York), as trustee (the “Trustee”). This indenture, as it may be amended and supplemented from time to time, is referred to in this prospectus as the “Indenture.”

The following descriptions of the debt securities and the Indenture are summaries and are qualified by reference to the Indenture. This summary does not contain a complete description of the debt securities. You should read this summary together with the Indenture and the officer’s certificates or other documents establishing the debt securities for a complete understanding of the provisions that may be important to you. References to certain sections of the Indenture are included in parentheses. Whenever particular provisions or defined terms in the Indenture are referred to under this “Description of Debt Securities,” such provisions or defined terms are incorporated by reference herein. The Indenture is qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act of 1939 for provisions that apply to the debt securities.

The debt securities will rank equally with all of National’s other senior, unsecured and unsubordinated debt.

Because National is a holding company that conducts all of its operations through subsidiaries, holders of debt securities will generally have a position junior to claims of creditors (including trade creditors of and holders of indebtedness issued by any such subsidiary) and preferred stockholders of the subsidiaries of National. No subsidiary currently has outstanding shares of preferred stock.

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to that offering. These terms will include any of the following terms that apply to that series:

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable and how it will be paid;

•	the rate or rates at which the debt securities will bear interest, or how such rate or rates will be determined;

•	the date or dates from which interest on the debt securities will accrue, the interest payment dates on which interest will be paid, and the record dates for interest payments;

•	any right to extend the interest payment periods for the debt securities and the duration of the extension;

•	the percentage, if less than 100%, of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

•	any date or dates on which, and the price or prices at which, the debt securities may be redeemed at the option of National and any restrictions on such redemptions;

•	any sinking fund or other provisions or options held by holders of debt securities that would obligate National to repurchase or otherwise redeem the debt securities;

•	any changes or additions to the events of default under the Indenture or changes or additions to the covenants under the Indenture;

•	if the debt securities will be issued in denominations other than $1,000;

•	if payments on the debt securities may be made in a currency or currencies other than United States dollars;

•	any convertible feature or options regarding the debt securities;

•	any rights or duties of another person to assume the obligations of National with respect to the debt securities;

•	any collateral, security, assurance or guarantee for the debt securities; and

•	any other terms of the debt securities not inconsistent with the terms of the Indenture.

(See Section 301.)

The Indenture does not limit the principal amount of debt securities that may be issued. The Indenture allows debt securities to be issued up to the principal amount that may be authorized by National. Unless otherwise specified in the prospectus supplement, any limit upon the aggregate principal amount of the debt securities of any series may be increased without the consent of any holders and additional debt securities of such series may be authenticated and delivered up to the limit on the aggregate principal amount authorized with respect to such series as so increased. Accordingly, the debt securities of any series may be increased on the same terms and conditions, except for the issue price and the issue date, and with the same CUSIP numbers as the debt securities of such series initially offered.

Debt securities may be sold at a discount below their principal amount. United States federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the prospectus supplement. In addition, certain United States federal income tax or other considerations applicable to any debt securities which are denominated or payable in a currency or currency unit other than United States dollars may be described in the prospectus supplement.

Except as may otherwise be described in a prospectus supplement, the covenants contained in the Indenture will not afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving National or in the event of a change in control.

Payment And Paying Agents

Except as may be provided in the prospectus supplement, interest, if any, on each debt security payable on each interest payment date will be paid to the person in whose name such debt security is registered as of the close of business on the regular record date for the interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of such debt security as of the close of business on a date to be fixed by the Trustee, which will be between 10 and 15 days prior to the date proposed by National for payment of such defaulted interest or in any other manner permitted by any securities exchange on which such debt security may be listed, if the Trustee finds it practicable. (See Section 307.)

Unless otherwise specified in the prospectus supplement, principal of, and premium, if any, and interest, if any, on the debt securities at maturity will be payable upon presentation of the debt securities at the corporate trust office of the Trustee, in The City of New York, as paying agent. National may change the place of payment on the debt securities, may appoint one or more additional paying agents (including National) and may remove any paying agent, all at the discretion of National. (See Section 602.)

Registration And Transfer

Unless otherwise specified in a prospectus supplement, the transfer of debt securities may be registered, and debt securities may be exchanged for other debt securities of the same series or tranche, of authorized denominations and with the same terms and principal amount, at the corporate trust office of the Trustee in The City of New York. National may change the place for registration of transfer and exchange of the debt securities and may designate additional places for such registration and exchange. Unless otherwise provided in the prospectus supplement, no service charge will be made for any transfer or exchange of the debt securities. However, National may require payment to cover any tax or other governmental charge that may be imposed. National will not be required to execute or to provide for the registration of transfer of, or the exchange of, (a) any debt security during a period of 15 days prior to giving any notice of redemption or (b) any debt security selected for redemption except the unredeemed portion of any debt security being redeemed in part. (See Section 305.)

Satisfaction And Discharge

National will be discharged from its obligations on the debt securities of a particular series, or any portion of the principal amount of the debt securities of such series, if it irrevocably deposits with the Trustee sufficient cash or government securities to pay the principal, or portion of principal, interest, any premium and any other sums when due on the debt securities of such series at their maturity, stated maturity date, or redemption. (See Section 701.)

The Indenture will be deemed satisfied and discharged when no debt securities remain outstanding and when National has paid all other sums payable by National under the Indenture. (See Section 702.)

All moneys National pays to the Trustee or any paying agent on debt securities which remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of National. Thereafter, the holder of such debt security may look only to National for payment thereof. (See Section 603.)

Limitation On Liens On Subsidiary Capital Stock

The Indenture provides that, except as otherwise specified with respect to a particular series of debt securities, National will not pledge, mortgage, hypothecate or grant a security interest in, or permit any pledge, mortgage, security interest or other lien upon, any capital stock of any of its majority-owned subsidiaries, which capital stock National now or hereafter directly owns, to secure any Indebtedness, as defined below, without also securing the outstanding debt securities (so long as the other Indebtedness shall be so secured) equally and ratably, with or, at National’s option, prior to, the other Indebtedness and any other Indebtedness similarly entitled to be so secured.

This limitation does not apply to, or prevent the creation or existence of:

(1)	any pledge, mortgage, security interest, lien or encumbrance upon any such capital stock created at the time National acquires that capital stock or within 270 days after that time to secure the purchase price for that capital stock so acquired;

(2)	any pledge, mortgage, security interest, lien or encumbrance upon any such capital stock existing at the time National acquires that capital stock, whether or not National assumes the secured obligations; or

(3)	any extension, renewal, replacement or refunding of any pledge, mortgage, security interest, lien or encumbrance permitted by (1) and (2) above, or of any Indebtedness secured thereby; provided, that,

(a)	the principal amount of Indebtedness so secured immediately after the extension, renewal, replacement or refunding may not exceed the principal amount of Indebtedness so secured immediately before the extension, renewal, replacement or refunding; and

(b)	the extension, renewal, replacement or refunding of such pledge, mortgage, security interest, lien or encumbrance is limited to no more than the same proportion of all shares of capital stock as were covered by the pledge, mortgage, security interest, lien or encumbrance that was extended, renewed, refunded or replaced; or

(4)	any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that:

(a)	the execution or enforcement of the lien is effectively stayed within 30 days after entry of the corresponding judgment, or the corresponding judgment has been discharged within such 30 day period, and the claims secured thereby are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted; or

(b)	the payment of the lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or

(c)	so long as the lien is adequately bonded, any appropriate legal proceedings that may have been duly initiated for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired.

Any pledge, mortgage, security interest, lien or encumbrance on any shares of the capital stock of any of the majority-owned subsidiaries of National, which shares of capital stock National now or hereafter directly owns, to secure any Indebtedness other than as described in (1) through (4) above, is referred to in this prospectus as a “Restricted Lien.” This limitation on liens does not apply to the extent that National creates any Restricted Liens to secure Indebtedness that, together with all other Indebtedness of National secured by Restricted Liens, does not at the time exceed 5% of National’s Consolidated Capitalization. (See Section 608.)

For this purpose, “Consolidated Capitalization” means the sum of:

(1)	Consolidated Common Shareholders’ Equity;

(2)	Consolidated Indebtedness, exclusive of any that is due and payable within one year of the date the sum is determined; and, without duplication

(3)	any preference or preferred stock of National or any Consolidated Subsidiary, as defined below, which is subject to mandatory redemption or sinking fund provisions.

The term “Consolidated Common Shareholders’ Equity,” as used above, means the total assets of National and its Consolidated Subsidiaries that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as assets, less: (a) all liabilities of National and its Consolidated Subsidiaries that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as liabilities; (b) minority interests owned by third parties in Consolidated Subsidiaries of National; and (c) preference or preferred stock of National and its Consolidated Subsidiaries only to the extent any such preference or preferred stock is subject to mandatory redemption or sinking fund provisions.

The term “Consolidated Indebtedness,” as used above, means total indebtedness as shown on the consolidated balance sheet of National and its Consolidated Subsidiaries.

The term “Consolidated Subsidiary,” as used above, means at any date any majority-owned subsidiary the financial statements of which under generally accepted accounting principles in the United States would be consolidated with those of National in its consolidated financial statements as of such date.

For purposes of the limitation described in the first paragraph under this heading, “Indebtedness” means:

(1)	all indebtedness created or assumed by National for the repayment of money borrowed;

(2)	all indebtedness for money borrowed secured by a lien upon capital stock owned by National and upon which indebtedness for money borrowed National customarily pays interest, although National has not assumed or become liable for the payment of such indebtedness for money borrowed; and

(3)	all indebtedness of others for money borrowed which is guaranteed as to payment of principal by National or in effect guaranteed by National through a contingent agreement to purchase such indebtedness for money borrowed, but excluding from this definition any other contingent obligation of National in respect of indebtedness for money borrowed or other obligations incurred by others.

The foregoing limitation does not limit in any manner the ability of: (1) National to place liens on any of its assets other than the capital stock of directly held, majority-owned subsidiaries; (2) National to cause the transfer of its assets or those of its subsidiaries, including the capital stock covered by the foregoing restrictions; or (3) any of the direct or indirect subsidiaries of National to place liens on any of their assets.

In addition, the Indenture provides that if debentures issued by National under the indenture dated as of October 15, 1974, as supplemented (1974 Indenture), between National and The Bank of New York Mellon, as trustee, in an aggregate principal amount in excess of 5% of National’s Consolidated Capitalization become secured pursuant to the provisions of the 1974 Indenture, National will secure any outstanding debt securities equally and ratably with those debentures. If National secures the outstanding debt securities, as provided in the prior sentence, then if and for so long as the aggregate principal amount of the debentures secured pursuant to the 1974 Indenture at any time decreases and as a result constitutes 5% or less of National’s Consolidated Capitalization, the outstanding debt securities will no longer be secured. (See Section 608.)

As of December 31, 2011, the Consolidated Capitalization of National was approximately $3,320,148,000.

Consolidation, Merger, And Sale Of Assets

Under the terms of the Indenture, National may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

•

the surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes National’s obligations on all debt securities and under the Indenture;

•

immediately after giving effect to the transaction, no event of default and no event which, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing; and

•	National shall have delivered to the Trustee an officer’s certificate and an opinion of counsel as to compliance with the foregoing.

The terms of the Indenture do not restrict National in a merger in which National is the surviving entity. (See Section 1101.)

Events Of Default

“Event of default” when used in the Indenture with respect to any series of debt securities, means any of the following:

•	failure to pay interest, if any, on any debt security of the applicable series for 30 days after it is due;

•	failure to pay the principal of or premium, if any, on any debt security of the applicable series when due (whether at maturity or upon earlier redemption);

•

failure to perform any other covenant in the Indenture, other than a covenant that does not relate to that series of debt securities, that continues for 90 days after National receives written notice from the Trustee, or National and the Trustee receive a written notice from the holders of at least 33% in principal amount of the debt securities of such series; however, the Trustee or the Trustee and the holders of such principal amount of debt securities of this series can agree to an extension of the 90 day period and such an agreement to extend will be automatically deemed to occur if National is diligently pursuing action to correct the default;

•	certain events in bankruptcy, insolvency or reorganization of National; or

•	any other event of default included in any supplemental indenture or officer’s certificate for a specific series of debt securities.

(See Section 801).

The Trustee may withhold notice to the holders of debt securities of any default, except default in the payment of principal, premium or interest, if it considers such withholding of notice to be in the interests of the holders. An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the Indenture.

Remedies

Acceleration of Maturity

If an event of default with respect to fewer than all the series of debt securities occurs and continues, either the Trustee or the holders of at least 33% in principal amount of the debt securities of such series may declare the entire principal amount of all the debt securities of such series, together with accrued interest, to be due and payable immediately. However, if the event of default is applicable to all outstanding debt securities under the Indenture, only the Trustee or holders of at least 33% in principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make such a declaration of acceleration.

At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to such declaration of acceleration will be considered waived, and such declaration and its consequences will be considered rescinded and annulled, if:

•	National has paid or deposited with the Trustee a sum sufficient to pay:

•	all overdue interest, if any, on all debt securities of the series;

•	the principal of and premium, if any, on any debt securities of the series which have otherwise become due and interest, if any, that is currently due;

•	interest, if any, on overdue interest; and

•	all amounts due to the Trustee under the Indenture; and

•	any other event of default with respect to the debt securities of that series shall have been cured or waived as provided in the Indenture.

There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of National. (See Section 802.)

Right to Direct Proceedings

Other than its duties in case of an event of default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless the holders offer the Trustee a reasonable indemnity. (See Section 903.) If they provide a reasonable indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee. However, if the event of default relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. (See Section 812). The Trustee is not obligated to comply with directions that conflict with law or other provisions of the Indenture.

Limitation on Right to Institute Proceedings

No holder of debt securities of any series will have any right to institute any proceeding under the Indenture, or to exercise any remedy under the Indenture, unless:

•	the holder has previously given to the Trustee written notice of a continuing event of default;

•

the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default shall have occurred and be continuing have made a written request to the Trustee, and have offered reasonable indemnity to the Trustee to institute proceedings; and

•	the Trustee has failed to institute any proceeding for 60 days after notice and has not received any direction inconsistent with the written request of holders during such period.

(See Section 807.)

No Impairment of Right to Receive Payment

However, such limitations do not apply to a suit by a holder of a debt security for payment of the principal of or premium, if any, or interest, if any, on such debt security on or after the applicable due date. (See Section 808.)

Annual Notice to Trustee

National will provide to the Trustee an annual statement by an appropriate officer as to National’s compliance with all conditions and covenants under the Indenture. (See Section 606.)

Modification and Waiver

National and the Trustee may enter into one or more supplemental indentures without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the assumption by any permitted successor of the covenants of National in the Indenture and in the debt securities;

•	to add additional covenants of National or to surrender any right or power of National under the Indenture;

•	to add additional events of default;

•

to change, eliminate, or add any provision to the Indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of debt securities of any series in any material respect, such change, elimination, or addition will become effective only:

•	when the consent of the holders of debt securities of such series has been obtained in accordance with the Indenture; or

•	when no debt securities of the affected series remain outstanding under the Indenture;

•	to provide collateral security for all but not part of the debt securities;

•	to establish the form or terms of debt securities of any other series as permitted by the Indenture;

•	to provide for the authentication and delivery of bearer securities and coupons attached thereto;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

•

to change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to National may be served; or

•

to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the Indenture; provided that such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect.

(See Section 1201.)

The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding may waive compliance by National with certain restrictive provisions of the Indenture. (See Section 607.) The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected. (See Section 813.)

If the Trust Indenture Act of 1939 is amended after the date of the Indenture in such a way as to require changes to the Indenture, the Indenture will be deemed to be amended so as to conform to such amendment of the Trust Indenture Act of 1939. National and the Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence such an amendment. (See Section 1201.)

The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding is required for all other modifications to the Indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected will be required. No such amendment or modification may:

•

change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating such interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

•

reduce the percentage in principal amount of the outstanding debt securities of any series which consent is required for any supplemental indenture or any waiver of compliance with a provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

•

modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected thereby.

A supplemental indenture which changes the Indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the Indenture of the holders of the debt securities of any other series. (See Section 1202.)

The Indenture provides that debt securities owned by National or anyone else required to make payment on the debt securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (See Section 101.)

National may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but National shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after such record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder shall bind every future holder of the same debt securities and the holder of every debt security issued upon the registration of transfer of or in exchange of such debt securities. A transferee will be bound by acts of the Trustee or National taken in reliance thereon, whether or not notation of such action is made upon such debt security. (See Section 104.)

Resignation Of The Trustee

The Trustee may resign at any time by giving written notice to National or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding delivered to the Trustee and National. No resignation or removal of the Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a Trustee appointed by act of the holders, if National has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (See Section 910.)

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register therefor. (See Section 106.)

Title

National, the Trustee, and any agent of National or the Trustee, may treat the person in whose name debt securities are registered as the absolute owner thereof, whether or not such debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (See Section 308.)

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (See Section 112.)

Regarding The Trustee

The Trustee will be The Bank of New York Mellon. In addition to acting as Trustee, The Bank of New York Mellon acts, and may act, as trustee under various indentures and trusts of National and its affiliates.

DESCRIPTION OF COMMON STOCK

The following description of National’s common stock is a summary and is qualified by reference to the terms and provisions of National’s Restated Certificate of Incorporation, as amended (Restated Certificate of Incorporation), its By-Laws, and the Amended and Restated Rights Agreement, dated as of December 4, 2008, between National and The Bank of New York Mellon, as rights agent (Rights Agreement), which are filed as exhibits to the registration statement to which this prospectus relates and incorporated herein by reference. Reference is also made to the indenture dated as of October 15, 1974, as supplemented (1974 Indenture), between National Fuel and The Bank of New York Mellon, as trustee. (The 1974 Indenture includes a limitation on the payment of dividends, as described below under “Dividend Rights.” The Company’s other indenture, dated as of October 1, 1999, between National and The Bank of New York Mellon, contains no such limitation.)

No shares of preferred stock of National are currently outstanding. However, the Board of Directors of National has the ability to issue one or more series of preferred stock from time to time. The actual effect of the preferred stock upon the rights of the holders of National’s common stock will not be known until National’s Board of Directors determines the respective rights of the holders of one or more series of preferred stock. Such effects, however, might include: (a) restrictions on dividends on National’s common stock if dividends on the preferred stock are in arrears; (b) dilution of the voting power of National’s common stock; (c) restrictions on the rights of the holders of National’s common stock to share in National’s assets upon liquidation due to satisfaction of any liquidation preference granted to the preferred stock; and (d) dilution of rights of holders of National’s common stock to share in National’s assets upon liquidation if the preferred stock is participating with respect to distributions upon such liquidation.

Dividend Rights

The holders of common stock are entitled to receive dividends as declared by the Board of Directors, out of funds legally available for the purpose and subject to a limitation in the 1974 Indenture. The 1974 Indenture prohibits the payment of cash dividends on, and the purchase or redemption of, common stock if the cumulative dividends on and amounts paid for purchase or redemption of common or preferred stock since December 31, 1967 exceed or would exceed consolidated net income available for dividends for that same period plus $10 million plus any additional amount authorized or approved, upon application of National, by the SEC. The amount available for the declaration and payment of dividends on National’s common stock pursuant to this restriction will be described in the applicable prospectus supplement.

The Board of Directors’ ability to declare dividends on common stock may also be limited by the rights and preferences of certain series of preferred stock, which may be issued from time to time, and by the terms of instruments defining the rights of holders of outstanding indebtedness of National.

Voting Rights And Classification Of The Board Of Directors

The holders of common stock are entitled to one vote per share. The affirmative vote of the majority of the votes cast by the holders of the common stock is required for the merger or consolidation of National or for the sale of substantially all of its assets. The Board of Directors is divided into three classes, each with, as nearly as possible, an equal number of directors.

Liquidation Rights

Upon any dissolution, liquidation or winding up of National, the holders of common stock are entitled to receive pro rata all of National’s assets and funds remaining after payment of or provision for creditors and subject to the rights and preferences of each series of preferred stock.

Preemptive Rights

Holders of common stock and any series of preferred stock that may be issued have no preemptive right to purchase or subscribe for any shares of capital stock of National.

Common Stock Purchase Rights

The holders of the common stock have one right for each of their shares. Each right, which will initially be evidenced by the common stock certificates representing the outstanding shares of common stock of National, entitles the holder to purchase one-half of one share of common stock at a purchase price of $75.00 per half share, being $150.00 per full share, subject to adjustment (Purchase Price).

The rights become exercisable upon the occurrence of a distribution date. Subject to redemption or exchange of the rights, at any time following a distribution date, each holder of a right will be entitled to receive, upon exercise of the right, common stock of National (or, under certain circumstances, other securities or assets of National) having a value equal to two times the amount paid to exercise the right. However, the rights are subject to redemption or exchange by National prior to their exercise as described below.

A distribution date would occur upon the earlier of:

•

ten days after the public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of National’s common stock or other voting stock having 10% or more of the aggregate voting power of National’s common stock and other voting stock, except in circumstances described below; and

•

ten business days after the commencement or announcement by a person or group of an intention to make a tender or exchange offer that would result in that person acquiring, or obtaining the right to acquire, beneficial ownership of National’s common stock or other voting stock having 10% or more of the total voting power of National’s common stock and other voting stock.

Beneficial ownership of National’s common stock includes, among other things, certain derivative or synthetic arrangements having characteristics of a long position in National’s common stock. In addition, the phrase “then outstanding,” when used with reference to a person’s beneficial ownership of securities of National, means the number of securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such person would be deemed to own beneficially under the Rights Agreement.

A distribution date would not occur where the acquisition described in the first bullet point above results from a reduction in the number of National’s shares of voting stock outstanding due to the repurchase of shares by National, unless and until the acquiring person or group, after becoming aware of its 10% stake, acquires any additional shares of National’s then outstanding voting stock. Similarly, a distribution date would not occur if National’s Board of Directors determines that the person or group that acquired the 10% stake did so inadvertently and without any intention of changing or influencing control of National, and if that person or group, after being advised of the Board of Directors’ determination, reduces its stake below 10% within a period of time set by the Board of Directors.

In certain situations after a person or group has acquired beneficial ownership of 10% or more of the total voting power of National’s stock as described above, each holder of a right will be entitled to receive, upon exercise of the right, common stock of the acquiring company having a value equal to two times the amount paid to exercise the right. These situations would arise if National is acquired in a merger or other business combination or if 50% or more of National’s assets or earning power are sold or transferred.

At any time prior to the end of business on the tenth day following the announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the total voting power of National (except in the circumstances described above in which a distribution date would not occur), National may redeem the rights in whole, but not in part, at a price of $.005 per right, payable in shares of common stock, other securities, cash or other assets. A decision to redeem the rights requires the vote of 75% of National’s full Board of Directors. Also, at any time following the announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the total voting power of National, 75% of National’s full Board of Directors may vote to exchange the rights, in whole or in part, at an exchange rate of one share of common stock per right, subject to certain adjustments. Notwithstanding the foregoing, the Board of Directors may not effect an exchange after a person or group has acquired, or obtained the right to acquire, beneficial ownership of 50% or more of the Common Stock then outstanding.

After a distribution date, rights that are owned by an acquiring person will be null and void. Upon exercise of the rights, National may need additional regulatory approvals to satisfy the requirements of the Rights Agreement. The rights will expire on July 31, 2018, unless they are exchanged or redeemed earlier than that date.

The rights have anti-takeover effects because they will cause substantial dilution of the common stock if a person attempts to acquire National on terms not approved by the Board of Directors.

Business Combinations

National’s Restated Certificate of Incorporation provides that certain conditions must be met before the consummation of any merger or other business combination by National or any of its subsidiaries with any stockholder who is directly or indirectly the beneficial owner of 5% or more of National’s outstanding common stock (substantial stockholder) or with an affiliate of any substantial stockholder. The term substantial stockholder does not include National, any of its subsidiaries, or any trustee holding common stock of National for the benefit of the employees of National or any of its subsidiaries pursuant to one or more employee benefit plans or arrangements. The conditions, which are in addition to those otherwise required by law, prescribe the minimum amount per share that must be paid to holders of common stock and the form of consideration paid, and require that the holders of common stock be furnished certain information about the business combination prior to voting on it. A business combination, as defined in the Restated Certificate of Incorporation, generally means any of the following transactions:

•	a merger, consolidation or share exchange;

•

a sale, lease, exchange or other disposition of any assets in exchange for property having a fair market value of more than $10 million, if determined to be a business combination by certain directors of National in accordance with provisions of the Restated Certificate of Incorporation;

•

the issuance or transfer of securities in exchange for property having a fair market value of more than $10 million, if determined to be a business combination by certain directors of National in accordance with provisions of the Restated Certificate of Incorporation;

•	the adoption of a plan of liquidation or dissolution of National; or

•

any reclassification of securities, recapitalization or reorganization that has the effect of increasing the proportionate share of the outstanding shares of any class of securities of National that is owned by any substantial stockholder or by any affiliate of a substantial stockholder.

The approval of at least three-fourths of the entire Board of Directors or, in the event that the Board of Directors consists of directors elected by the holders of preferred stock, the approval of a majority of the entire Board, is required to amend or repeal the classified board or business combination provisions contained in the Restated Certificate of Incorporation.

Listing

The common stock is, and will be, listed on the New York Stock Exchange.

Transfer Agent And Registrar

The transfer agent and registrar for the common stock is Computershare.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

National may issue stock purchase contracts, including contracts that obligate holders to purchase from National, and National to sell to these holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and either debt securities of National or U.S. Treasury securities that are pledged to secure the holders’ obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require National to make periodic payments to the holders of some or all of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under these stock purchase contracts in a specified manner.

A prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units being offered. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts. Some of the important United States federal income tax considerations applicable to the stock purchase units and stock purchase contracts will be discussed in the related prospectus supplement.

PLAN OF DISTRIBUTION

National may periodically sell its securities in one or more of the following ways:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to the public or institutional investors; or

•	through agents to the public or to institutional investors.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by National;

•	any underwriting discounts, commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

If National uses underwriters in the sale, the underwriters will acquire the securities for their own account and may resell them in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices; or

•	at varying prices determined at the time of sale.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

If National uses dealers in the sale, the dealers will acquire the securities as principals and may resell them to the public at varying prices to be determined by the dealers at the time of resale.

Unless otherwise stated in a prospectus supplement, any agent selling securities on National’s behalf will be acting on a best efforts basis for the period of its appointment.

This prospectus may be delivered by underwriters and dealers in connection with short sales undertaken to hedge exposures under commitments to acquire the securities described in this prospectus that may be issued on a delayed or contingent basis.

Underwriters, agents and dealers may be entitled under agreements entered into with National to indemnification by National against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that the underwriters, agents or dealers may be required to make. Underwriters, agents and dealers may be customers of, engage in transactions with, or perform services for National and its affiliates in the ordinary course of business.

Any securities offered by this prospectus, other than National’s common stock, will be a new issue of securities and will have no established trading market. National’s common stock is listed on the New York Stock Exchange, and any shares of National’s common stock sold will also be listed on the New York Stock Exchange, upon official notice of issuance. Any underwriters to whom securities are sold by National for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Any of these securities, other than National’s common stock, may or may not be listed on a national securities exchange. National gives no assurance as to the liquidity of or the existence of any trading market for any of these securities, other than National’s common stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to National’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The information incorporated in this prospectus by reference to National’s Annual Report on Form 10-K for the year ended September 30, 2011, relating to the oil and gas reserves of Seneca Resources Corporation, has been so incorporated in reliance on the audit report of Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm, given on the authority of said firm as experts in petroleum engineering.

LEGAL OPINIONS

The validity of the securities will be passed upon for National by Dewey & LeBoeuf LLP, New York, New York, and for the underwriters, dealers, or agents by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. However, all matters of New Jersey law, including the incorporation of National, will be passed upon by Lowenstein Sandler PC, Roseland, New Jersey.

$

National Fuel Gas Company

    % Notes due 2023

PROSPECTUS SUPPLEMENT

February     , 2013

Joint Book-Running Managers

J.P. Morgan	US Bancorp	Wells Fargo Securities

HSBC